Exhibit 4.5
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 19, 2020, NVR, Inc. (“NVR”, “we”, “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Common Stock, $0.01 par value per share ("Common Stock").
The following description of our Capital Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Virginia Stock Corporation Act, for additional information.
Authorized Capital Stock
We are authorized to issue 75,000,000 shares, of which 60,000,000 may be issued as shares of Common Stock and 15,000,000 shares may be issued as preferred stock, with a par value of $0.01 per share (“Preferred Stock”). As of December 31, 2019, 3,632,772 shares of Common Stock were issued and outstanding. No shares of Preferred Stock were issued or outstanding. The outstanding shares of our Common Stock are fully paid and nonassessable.
Description of Common Stock
Listing
The Common Stock is traded on the New York Stock Exchange under the trading symbol “NVR.”
Voting Rights
Subject to exceptions that may be provided in our Articles of Incorporation or as prescribed by law, holders of Common Stock are generally entitled to one vote on each matter voted on at a shareholders’ meeting. Unless the Articles of Incorporation provide otherwise, in the election of directors, each outstanding share, regardless of class, is entitled to one vote for as many persons as there are directors to be elected at that time and for whose election the shareholder has a right to vote. Our Common Stock does not have cumulative voting rights.
Dividends
In accordance with its corporate power under Virginia law, our board of directors may determine that dividends are to be paid to the holders of the Common Stock from time to time out of legally available funds.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs, the holders of Common Stock then outstanding are entitled to share ratably in all of our assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares.
Other Rights and Preferences
Holders of Capital Stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any other Capital Stock or any other of our securities, whether currently authorized or authorized in the future. Shareholders may act without a meeting and without action by our board of directors if such action is taken by all shareholders entitled to vote on the action in the manner provided in the Virginia Stock Corporation Act.
Registrar and Transfer Agent
The registrar and transfer agent for our Common Stock is Computershare Trust Company, N.A.

Description of Preferred Stock
Under our Articles of Incorporation, any Preferred Shares issued shall have the designation, preference, limitations and relative rights of each series of preferred shares so issued, as established by one or more amendments of our Articles of Incorporation adopted by our board of directors or the shareholders in accordance with the Virginia Stock Corporation Act.
Certain Provisions of Governing Documents and Virginia Law

Board of Directors
Our Articles of Incorporation and Bylaws provide that our board of directors shall have no less than seven and no more than 13 members, as established from time to time by resolution of our board of directors. Our directors serve for one-year terms and can be removed from office only for cause (as defined in our Articles of Incorporation) and only by the affirmative vote of holders of shares having a majority of the votes entitled to be cast in the election of directors. Other than to fill vacancies or otherwise required by law, our directors are each elected by a majority of votes cast by such shares entitled to vote; for these purposes, “majority” means the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Vacancies on our board of directors may be filled by our shareholders or by our remaining directors.
Change In Control and Anti-Takeover Matters
We have opted not to be subject to the restrictions on acquiring control of Virginia corporations under Article 14.1 (Control Share Acquisitions) of the Virginia Stock Corporation Act.
Our Bylaws require that shareholders give advance notice of proposals to be presented at meetings of shareholders, including director nominations. Shareholder nominations for directors may not exceed twenty percent (20%) of the number of directors in office as of the last permissible day to deliver such advance notice, as set forth in our Bylaws, and such shareholders must meet the eligibility criteria set forth therein. In addition, our Bylaws provide that special meetings of our shareholders may be called only by a majority of the board of directors.
Amendment of Articles of Incorporation and Bylaws
Our Articles of Incorporation may be amended by the affirmative vote of a majority of the board of directors, to the extent permitted by the Virginia Stock Corporation Act, or by the affirmative vote of the holders of a majority of our outstanding shares.
Various provisions of our Bylaws can be amended by the shareholders or by the affirmative vote of a majority of the board of directors. Furthermore, the affirmative vote of the holders of a majority of our outstanding Capital Stock is necessary to amend certain provisions of our Bylaws, including, among other things, the provisions applicable to the composition of the board of directors, the quorum and voting requirements for certain actions, restrictions on affiliate transactions, and committees of the board of directors.